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
 FORM 4                                                                                   -----------------------------
                                                                                                OMB APPROVAL
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION     -----------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                  OMB Number 3235-0287
    subject to Section 16. Form                                                             Expires: December 31, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP     Estimated average burden
    continue. See Instruction 1(b).                                                         hours per response......0.5
                                                                                          -----------------------------
         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
   Person*                             |                                                   |      to Issuer (Check all applicable)
   Kenny       Gregory         B       |      General Cable Corporation (BGC)              |     __X__ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |     CEO and President
   7756 Tecumseh Trail                 |     of Reporting        |     08/2002             |----------------------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|   7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |        (Check Applicable Line)
                                       |                         |     Date of Original    |  _X_ Form filed by One Reporting Person
   Cincinnati     OH           45243   |                         |     (Month/Year)        |  ___ Form filed by More Than One
                                       |                         |                         |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)       TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |               |       |       |        |      |          |     70,958  |    D    |
                                       |               |       |       |        |      |          |             |         |
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |               |       |       |        |      |          |      2,100  |         |By
                                       |               |       |       |        |      |          |             |    I    |Custodial
                                       |               |       |       |        |      |          |             |         |Agreement
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          | 08/07/02      |  P    |  V    |127,137 |  A   |(1) $0.00 | 213,637     |    I    |By Trust
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Retirement and Savings Plan           | 08/07/02      |  P    |  V    | 18,893 |  A   |(2) $0.00 |  20,920     |    I    |By Trust
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)                                     SEC 1474 (1-00)

                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                    ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                                                         Page 1 of 2
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option (Right  |              |               |       |       |      |       |         |        | Common |
 to Buy)                       |           $9 |               |       |       |      |       |         |02/07/10| Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 Employee Stock Option (Right  |              |               |       |       |      |       |         |        | Common |
 to Buy)                       |       $13.40 |               |       |       |      |       |         |01/29/12| Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 Employee Stock Option (Right  |              |               |       |       |      |       |         |        | Common |
 to Buy)                       |          $14 |               |       |       |      |       |         |05/20/07| Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 Employee Stock Option (Right  |              |               |       |       |      |       |         |        | Common |
 to Buy)                       |      $14.125 |               |       |       |      |       |         |07/20/09| Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 Employee Stock Option (Right  |              |               |       |       |      |       |         |        | Common |
 to Buy)                       |      $21.063 |               |       |       |      |       |         |02/03/09| Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 Employee Stock Option (Right  |              |               |       |       |      |       |         |        | Common |
 to Buy)                       |       $25.83 |               |       |       |      |       |         |01/29/08| Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 Restricted Stock Units        |           $0 |               |       |       |      |       |         |        | Common |
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
              |       96,000   |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |      150,000   |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |      129,000   |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |       30,000   |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |       50,000   |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |       18,000   |        D          |               |
--------------|----------------|-------------------|---------------|
              |       31,791   |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------
Explanation of Responses:

  Name: Kenny, Gregory B          Statement for Month/Year: 08/2002         /s/ Gregory B. Kenny                        8/26/02
        7756 Tecumseh Trail       Issuer Name: General Cable              ------------------------------------      ---------------
                                               Corporation (BGC)          Signature of Reporting Person(1)               Date
        Cincinnati  OH  45243
                                                                          Kenny, Gregory B
  Note: 1 The shares were acquired by investment in the General           7756 Tecumseh Trail
          Cable Stock Fund in the Company's Deferred Compensation
          Plan. The General Cable Stock Fund is a unitized fund.          Cincinnati OH 45243
          The shares were acquired at unit prices ranging from            General Cable Corporation (BGC)
          $3.33 to $3.53.                                               08/2002

  Note: 2 The shares were acquired by investment in the General
          Cable Stock Fund in the Company's Retirement and Savings Plan. The General Cable Stock Fund is a unitized fund. The shares were acquired at unit prices ranging from $3.38 to $3.54.

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contianed in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                                                                         Page 2 of 2
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